UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2014

ADGS ADVISORY, INC.
(Exact name of registrant as specified in its charter)

Commission file number 001-34274

Delaware	42-1743717
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Units 2611-13A, 26/F 113 Argyle Street, Mongkok Kowloon, Hong Kong, SAR	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (852) 2374-0002

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 30, 2014, ADGS Advisory, Inc. (the “Company”), through its indirect wholly-owned subsidiary, ADGS Advisory Limited, a Hong Kong corporation (“ADGS Hong Kong”), entered into a Customer List Purchase Agreement (the “Purchase Agreement”) with Lau Kam George and Yung Chi Shing (collectively, the “Sellers”) pursuant to which ADGS Hong Kong has agreed to acquire from the Sellers the customer list of the accounting advisory business of the Sellers operating under the name of Acorate Advisory Limited and Berfield Enterprise Solutions and Technology Limited, located in Hong Kong.

In consideration for the acquisition of the customer list, ADGS Hong Kong has agreed to pay the Seller the sum of HK $12.0 million (approximately US $1.5 million) and 5,000,000 shares of the common stock of the Company. Such amount is to be paid as follows: (i) HK $2.0 million (approximately US $258,000) upon signing of the Purchase Agreement which amount has been paid, (ii) HK $3.0 million (approximately US $387,000) on or before March 30, 2015, and (iii) the balance of the purchase price of HK $7.0 (approximately US $903,000) in 18 monthly installments commencing one month after closing. The shares of common stock are to be issued at closing.

The closing of the acquisition is subject to various conditions including but not limited to ADGS Hong Kong being satisfied in its due diligence review following the execution of the Purchase Agreement that revenues for the period of April 1, 2013 to June 30, 2014 meet the amount of HK $10.0 million (approximately US $960,000). If such level of revenues cannot be verified in its due diligence review, then the initial payment of HK $2.0 million shall be returned to ADGS Hong Kong and the Purchase Agreement shall be immediately terminated. The payment of the second installment on or before March 30, 2015 (which will be deemed to be the “Closing Date”) is subject to the delivery of the customer list by the Sellers, and each of the Sellers having entered into mutually acceptable employment agreements and operating agreements with ADGS Hong Kong. Following the Closing Date, the amount of the aggregate purchase price will be adjusted based upon revenues achieved in the 14 month period following the Closing Date.

Other than in respect of the aforesaid Purchase Agreement, there is no material relationship between the Company and its affiliates, or any officer or director of the Company, or any associate of any such officer or director, on the one hand, and the other parties to the aforesaid Purchase Agreement, on the other hand.

The foregoing description of the Purchase Agreement is qualified in its entirety by the full text of such document which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 1.01.

Item 8.01. Other Events.

On August 4, 2014, the Company issued a press release in which it announced the execution of the Purchase Agreement. A copy of the press release is attached to this Report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibits:

10.1	Customer List Purchase Agreement dated July 30, 2014 by and between ADGS Advisory Limited and Lau Kam George and Yung Chi Shing

99.1	Press Release dated August 4, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADGS ADVISORY, INC.
(Registrant)

Dated: August 4, 2014	By:	/s/ Li Lai Ying
Li Lai Ying
Chief Executive Officer

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